Exhibit 10.20

SIXTH AMENDMENT TO LEASE AGREEMENT

THIS SIXTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made as of January 27, 2021 (“Effective Date”), by and between 21st CENTURY TECHBANQ PASADENA LLC, a California limited liability company (“Landlord”), and ROCKLEY PHOTONICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S

A. Landlord and Tenant entered into a Lease, dated as of November 20, 2015 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement, dated as of April 27, 2016 (the “First Amendment”), as further amended by that certain Second Amendment to Lease Agreement, dated as of April 7, 2017 (the “Second Amendment”), as further amended by that certain Third Amendment to Lease Agreement, dated as of November 1, 2017 (the “Third Amendment”), as further amended by that certain Fourth Amendment to Lease Agreement, dated as of August 6, 2019 (the “Fourth Amendment”), and as further amended by that certain Fifth Amendment to Lease Agreement, dated as of May 24,2020 (the “Fifth Amendment”) (the Original Lease, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, and Fifth Amendment are collectively referred to as the “Lease”), for the premises consisting of a total of approximately 16,027 rentable square feet located in the space commonly known as Suite 208 (approximately 809 rentable square feet), Suites 500, 502 and 505 (approximately 7,540 rentable square feet), Suites 600 and 610 (approximately 7,678 rentable square feet), and (collectively the “Premises”), on the 2nd floor, 5th floor and 6th floor, respectively, of the office building located at 234 E. Colorado Boulevard, Pasadena, California 91101 (the “Building”).

B. The Term of the Lease for Suites 600 and 610 (collectively, the “6th Floor Premises”) shall expire on March 31, 2021, and Landlord and Tenant now desire to extend the Term of the Lease for the 6th Floor Premises and otherwise to amend the Lease as set forth herein.

T E R M S

NOW, THEREFORE, in consideration of the mutual agreements contained in this Amendment, Landlord and Tenant agree as follows:

1. Incorporation of Recitals. The Recitals set forth above are incorporated herein by reference.

2. Definitions. All capitalized terms used herein, unless otherwise expressly defined in this Amendment, shall have the meanings ascribed to them in the Lease. In the event of any inconsistency between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

3. Remeasurement. Landlord and Tenant acknowledge that the Building and the 6th Floor Premises have been remeasured pursuant to current BOMA standards (ANSI/BOMA Z65.1- 2017), and notwithstanding anything to the contrary contained in the Lease, as of the Effective Date, the 6th Floor Premises shall be deemed to contain a total of 7,831 rentable square feet and the Building shall be deemed to contain a total of 127,586 rentable square feet. Following the remeasurement, the Premises shall be deemed to contain a total of 16,180 rentable square feet.

4. Extension of Lease Term for the 6th Floor Premises. The term of the Lease for the 6th Floor Premises is hereby extended for a term of twenty-seven (27) months, and shall expire on June 30,2023 (the “Extended Term Termination Date”). That portion of the Term for the 6th Floor Premises commencing on April 1, 2021 (the “Extended Term Commencement Date”) and ending on the Extended Term Termination Date shall be referred to as the “Extended Term”. All terms and conditions of the Lease will apply during the Extended Term, except as otherwise set forth in this Amendment. For purposes of clarification, the Term of the Lease for Suites 500, 502 and 505 (collectively, the “5th Floor Premises”) and the 6th Floor Premises, shall expire on June 30, 2023.

5. Base Rent. Commencing on the Extended Term Commencement Date, Tenant shall pay Base Rent for the 6th Floor Premises as follows:

Date	Annual Base Rent	Monthly Installment of Base Rent
April 1, 2021 - March 31,2022	$319,504.80	$26,625.40
April 1, 2022 - March 31,2023	$329,089.94	$27,424.16
April 1,2023 - June 30, 2023	$338,962.64	$28,246.89

Tenant shall pay continue paying Base Rent for the 5th Floor Premises and Suite 208 pursuant to the terms of the Lease.

6. Base Rent Abatement. Provided Tenant is not in default of the Lease (as hereby amended) beyond all applicable notice and cure periods, and notwithstanding anything to the contrary in the Lease, Tenant shall not be obligated to pay the Base Rent for the 6th Floor Premises during the second (2nd) month of the Extended Term (the’ “Rent Abatement Period”) for a total Fixed Monthly Rent abatement of $26,625.40 (the “Rent Abatement”). Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Amendment, and for Tenant’s agreement to pay the Base Rent and to perform the terms and conditions otherwise required under the Lease, including this Amendment. If Tenant shall be in default under the Lease and shall fail to cure such default within the applicable notice and cure period, if any, permitted for cure pursuant to this Lease, in addition to any other remedies Landlord may have under this Lease, Tenant shall immediately become obligated to pay to Landlord all Base Rent abated during the Rent Abatement Period.

7. Tenant’s Share of Additional Rent for the 6th Floor Premises: Base Year. Tenant shall continue to pay Tenant’s Share of Additional Rent for the 6th Floor Premises and all other charges in accordance with the terms of the Lease; provided, however, that Tenant’s Share of Additional Rent for the 6th Floor Premises shall be 6.14% based on the remeasurement of the 6th Floor Premises and broken down as follows: (a) 5.53% for Suite 600; and (b) 0.61% for Suite 610. The Base Year shall remain as calendar year 2016 for the 6th Floor Premises.

Tenant shall pay continue paying Tenant’s Share of Additional Rent for the 5th Floor Premises and Suite 208 pursuant to the terms of the Lease.

8. Condition of 6th Floor Premises. Tenant hereby acknowledges that Tenant is currently occupying the 6th Floor Premises, and is aware of its existing condition. Tenant accepts the 6th Floor Premises in its “AS-IS” condition, with all faults and without representation or warranty by Landlord of any kind regarding the 6th Floor Premises, its condition, or its present suitability for Tenant’s use. Landlord shall have no obligation whatsoever to improve, repair, renovate, restore, refurbish or provide any improvement work or services in or to the 6th Floor Premises or to pay for the same, and neither Landlord nor any agent of Landlord has made or herein makes any representation or warranty concerning the 6th Floor Premises, its condition, or its present suitability for Tenant’s use.

9. Use of the 6th Floor Premises. The 6th Floor Premises shall be used in accordance with the Lease, including but not limited to Section 5.1 of the Lease.

10. Parking. Tenant shall continue to have the same parking rights as set forth in the Lease, including but not limited to Article 35 of the Original Lease, as amended by Section 8 of the First Amendment, Second 8 of the Second Amendment, Section 9 of the Third Amendment, Section 9 of the Fourth Amendment, Section 9 of the Fifth Amendment and Exhibit E to the Original Lease.

11. Estoppel. Tenant hereby certifies and acknowledges that as of the date hereof (a) Landlord is not in default in any respect under the Lease, (b) Tenant does not have any defenses to its obligations under the Lease, (c) Landlord is holding a Security Deposit in the amount of $61,442.80; (d) Landlord is holding a Letter of Credit from Tenant in the amount of $51,767.64 and (e) there are no offsets against rent payable under the Lease. Tenant acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Landlord in entering into this Amendment; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Amendment; and (iii) Landlord is. relying on such representations in entering into this Amendment.

12. California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Building and the Premises have not undergone inspection by a Certified Access Specialist (CASp). Landlord shall have no liability to Tenant arising out of or related to the fact that the Building and the Premises have not been inspected by a Certified Access Specialist (CASp), and Tenant waives all such liability and acknowledges that Tenant shall have no recourse against Landlord as a result of or in connection therewith. The following disclosure is hereby made pursuant to applicable California law: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Any CASp inspection shall be conducted in compliance with reasonable rules in effect at the Building and shall be subject to Landlord’s prior written consent. ‘

13. Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Amendment other than CBRE representing Landlord and HelloOffice, Inc., representing Tenant (collectively, the “Brokers”). Landlord shall pay any commission owed to Brokers pursuant to a separate agreement. Tenant warrants and represents to Landlord that except as set forth in this Section 13, in negotiating or making of this Amendment, neither Tenant nor anyone acting on Tenant’s behalf has dealt with any broker or finder who might be entitled to a fee or commission for this Amendment. Each party shall indemnify and hold the other harmless from any claim or claims including costs, expenses and reasonable attorney’s fees, incurred by the other asserted by any other broker or finder for a fee or commission based upon any dealings with or statements made by such party or such party’s representatives.

14. Ratification; No Further Modification. Except as set forth in this Amendment, all of the terms, covenants, conditions, provisions and agreements of the Lease shall apply with respect to the Premises, and the Lease shall remain unmodified and in full force and effect. This Amendment shall be construed to be part of the Lease and shall be deemed incorporated into the Lease by this reference.

15. Conflicting Terms. In the event of a conflict between the terms of the Lease and this Amendment, the language of this Amendment shall control.

16. Severability of Provisions. In the event any one or more of the provisions of this Amendment shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Amendment shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

17. Authority. Landlord and Tenant each warrant and represent to the other that it has the authority to enter into this Amendment.

18. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. The parties acknowledge and agree that, notwithstanding any law or presumption to the contrary, Landlord and Tenant shall have the right to execute this Amendment by facsimile or by using an electronic signature, including those delivered by PDF or signed through the electronic system known as “DocuSign”, and any such facsimile or electronic signature shall be deemed valid and binding and admissible by either party against the other as if same were an original ink signature. An email from either party or any of its agents, brokers, attorneys, employees or other representatives shall never constitute such party’s electronic signature, unless the email includes the document with such party’s electronic signature in its signature block. If this Amendment has been executed by facsimile or electronic signature, including “DocuSign”, all parties executing this Amendment are expressly consenting under the Electronic Signatures in Global and National Commerce Act (“E-SIGN”), the Uniform Electronic Transactions Act (“UETA”) and the California Uniform Electronic Transactions Act (“CUETA”) that a signature by facsimile, electronic mail or other electronic means shall constitute an electronic signature to an electronic record under all applicable laws with respect to this Amendment.

19. Successors and Assigns; Entire Agreement. Except as specifically modified hereby, all of the terms, covenants and conditions of the Lease shall remain in full force and effect and shall be binding on the parties hereto, and their respective successors and assigns, and may not be modified or terminated except by an agreement in writing between the parties. The Lease, as amended by this Amendment, contains the entire agreement of the parties with regard to the transactions contemplated thereby, and supersedes all prior agreements, understandings and negotiations, whether written or oral. Nothing in this Amendment shall be construed as a waiver by Landlord of any legal or equitable right or remedy, and Landlord reserves all rights and remedies available under the Lease, at law or in equity.

20. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California without reference to its conflict of law provisions.

[Signatures on following page]

IN WITNESS WHEREOF, this Sixth Amendment to Lease is made as of the day and year first above written.

WITNESS:	LANDLORD:

21st CENTURY TECHBANQ PASADENA, LLC, a California limited liability company

	By:	/s/ Juan Ling Wu
Name: Juan Ling Wu
Title: President

WITNESS:	TENANT:

ROCKLEY PHOTONICS, INC. a Delaware corporation

	By:	/s/ Mahesh Karanth
Name: Mahesh Karanth
Title: CFO